EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 24, 2004

FOR IMMEDIATE RELEASE

      John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074

      Access the Webcast of the Paychex, Inc. Fourth Quarter Earnings Release Conference Call scheduled for June 25, 2004 at 10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page.

      Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS FOURTH QUARTER AND RECORD YEAR-END RESULTS

ROCHESTER, NY, June 24, 2004 — Paychex, Inc. (NASDAQ:PAYX) today announced record net income of $303.0 million, or $.80 diluted earnings per share, for the fiscal year ended May 31, 2004, an increase of 3% over net income of $293.5 million, or $.78 diluted earnings per share, for the prior fiscal year. Total revenues were $1,294.3 million, an increase of 18% over $1,099.1 million for the same period last year.

For the fourth quarter ended May 31, 2004, the Company reported net income of $61.4 million, or $.16 diluted earnings per share, a decrease of 14% from net income of $71.3 million, or $.19 diluted earnings per share, for the same period last year. Total revenues were $330.4 million, a 14% increase over $289.8 million for the fourth quarter last year.

The fiscal 2004 results were impacted by expense charges to increase the reserve for pending legal matters of Rapid Payroll, Inc. (a wholly owned subsidiary of the Company), which totaled $26.6 million in the fourth quarter and $35.8 million in the twelve-month period. The expense charges reduced diluted earnings per share for the fourth quarter and the year ended May 31, 2004, by approximately $.04 per share and $.06 per share, respectively.

In fiscal 2003, Paychex acquired Advantage Payroll Services, Inc. on September 20, 2002 and InterPay, Inc. on April 1, 2003. The Company’s results of operations for fiscal 2004 include the results of Advantage and InterPay for the entire period, whereas the results for fiscal 2003 only include the results of the acquired companies from their acquisition dates to the end of fiscal 2003.

SERVICE REVENUES

For the quarter ended May 31, 2004, service revenues, which include the Payroll and Human Resource and Benefits product lines, were $318.5 million, an increase of 15% over $276.7 million for the prior year quarter. For the twelve months ended May 31, 2004, service revenues were $1,240.1 million, an increase of 19% over $1,046.0 million for the same period last year. The Company estimates that organic service revenue growth was approximately 15% for the fourth quarter and approximately 13% for the full year fiscal 2004.

Payroll service revenue increased 11% for the fourth quarter and 16% for the twelve-month period to $262.1 million and $1,042.4 million, respectively. The year-over-year growth in Payroll service revenue resulted from the acquisitions, organic client base growth, increased utilization of ancillary services, and price increases.

As of May 31, 2004, 89% of all clients utilized the Company’s tax filing and payment services and 63% utilized employee payment services. Major Market Services revenue increased 31% and 37% for the fourth quarter and twelve-month period of fiscal 2004 to $37.1 million and $139.7 million, respectively.

Human Resource and Benefits service revenue increased to $56.4 million and $197.7 million for the fourth quarter and twelve-month period of fiscal 2004, year-over-year increases of 41% and 33%, respectively. The increases reflect growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services, and higher net PEO workers’ compensation revenue and workers’ compensation Pay-As-You-GoSM revenue. Retirement Services revenue increased 23% and 18% in the fourth quarter and twelve-month period of fiscal 2004 to $21.1 million and $79.0 million, respectively. During the third quarter of fiscal 2004, the Company recorded approximately $6.4 million in net incremental PEO revenue resulting from a refund of PEO workers’ compensation insurance premium and a reduction of the estimated claims loss exposure under the fiscal 2003 insurance policy. Excluding the $6.4 million in net incremental PEO revenue, Human Resource and Benefits service revenue increased 29% for the full year fiscal 2004.

INTEREST ON FUNDS HELD FOR CLIENTS

Interest on funds held for clients decreased 10% for the fourth quarter and increased 2% for the twelve-month period of fiscal 2004, to $11.9 million and $54.3 million, respectively. The decrease in interest on funds held for clients in the fourth quarter is attributable to lower average interest rates earned in fiscal 2004 partially offset by higher average portfolio balances in fiscal 2004. The increase in interest on funds held for clients for the full-year period is due to higher net realized gains on the sale of available-for-sale securities and higher average portfolio balances, offset by lower interest rates earned in fiscal 2004. Higher average portfolio balances were driven by the acquisitions of Advantage and InterPay and from organic client growth. Average portfolio balances were $2.9 billion for the fourth quarter of fiscal 2004 and $2.5 billion for the full year fiscal 2004, compared with $2.5 billion and $2.2 billion in the respective prior year periods. The average interest rates earned on the funds held for clients portfolio were 1.5% and 1.7%, respectively, for the fourth quarter and twelve months of fiscal 2004, compared with 1.9% and 2.3% for the respective prior year periods. Net realized gains included in interest on funds held for clients were $.9 million and $11.5 million for the fourth quarter and twelve-month period of fiscal 2004, compared with net realized gains of $1.0 million and $4.0 million for the respective prior year periods.

OPERATING INCOME

Consolidated operating, selling, general, and administrative expenses increased 27% for the fourth quarter and 23% for the twelve-month period over the prior year periods. The fiscal 2004 periods were impacted by expense charges to increase the reserve for pending legal matters totaling $26.6 million for the fourth quarter and $35.8 million for the twelve-month period. Excluding these amounts, consolidated expenses increased by 13% and 18%, respectively, for the fourth quarter and twelve-month period. These increases are due to the acquisitions and increases in personnel, information technology, and facility costs to support the organic growth of the Company. As a result of the acquisitions, amortization of intangible assets increased to $4.2 million and $16.6 million in the fourth quarter and twelve months of fiscal 2004, from $3.8 million and $9.5 million in the respective prior year periods. Operating income decreased 11% in the fourth quarter to $86.9 million and increased 8% for the twelve-month period to $433.3 million, respectively.

Operating income growth in fiscal 2004 was impacted by lower average interest rates earned on funds held for clients, the $35.8 million of expense charges to increase the reserve for pending legal matters, and the $6.4 million in net incremental PEO revenue. Operating income growth exclusive of interest on funds held for clients and the two unusual items discussed above, was 20% for the fourth quarter of fiscal 2004 and 17% for the year ended May 31, 2004.

INVESTMENT INCOME, NET

Investment income, net decreased 38% for the fourth quarter and 46% for the twelve-month period to $4.3 million and $16.5 million, respectively. The decrease in the fourth quarter is primarily due to lower average interest rates earned in fiscal 2004 and lower net realized gains on the sale of available-for-sale securities, offset somewhat by higher average portfolio balances. The decrease for the twelve-month period is due to lower average portfolio balances resulting from the sale of investments to fund the fiscal 2003 acquisitions, lower interest rates earned in fiscal 2004, and lower net realized gains on the sale of available-for-sale securities. Average portfolio balances for the corporate investment portfolio were approximately $521 million and $447 million for the fourth quarter and twelve months of fiscal 2004, compared with average balances of $434 million and $548 million in the respective prior year periods. The average interest rates earned on the corporate investment portfolio were 1.9% and 2.3% for the fourth quarter and twelve months of fiscal 2004, compared with 3.0% and 3.3% in the respective prior year periods. Net realized gains included in investment income were $2.2 million and $7.4 million for the fourth quarter and twelve-month period of fiscal 2004, compared with net realized gains of $4.1 million and $13.7 million for the respective prior year periods.

INCOME TAXES

The effective income tax rates were 32.7% and 32.6% for the fourth quarter and twelve months of fiscal 2004, compared with 32.0% for both the respective prior year periods. The increases in the effective tax rates are primarily the result of lower levels of tax-exempt income on funds held for clients and corporate investments. The effective income tax rate is expected to approximate 33.0% in fiscal 2005.

B. Thomas Golisano, chairman, president, and chief executive officer of Paychex, said, “We are quite pleased with the accomplishments of fiscal 2004, which produced our fourteenth consecutive year of record revenues and net income. We closed the year with 505,000 clients and we made significant progress on the integration of the Advantage and InterPay acquisitions. Our PAS/PEO product offerings now service well over 150,000 worksite employees. We continue to be optimistic about expectations for the future, and for fiscal 2005, we anticipate total revenue growth will be in the range of 9% to 11%. Operating income growth, excluding interest on funds held for clients, the expense charges related to the pending legal matters, and the net incremental PEO revenue, is expected to be in excess of 15%. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 505,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s SEC filings, including the most recent Form 10-K: general market and economic conditions, including demand for the Company’s products and services, competition, price levels, availability of internal and external resources, executing expansion plans, and effective integration of acquisitions; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possibility that internal control weaknesses may be identified during control reviews; potential unfavorable outcomes related to pending legal matters; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in the market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003
Revenues:
Service revenues	$318,528	$276,653	$1,240,093	$1,046,029
Interest on funds held for clients	11,861	13,155	54,254	53,050

Total revenues	330,389	289,808	1,294,347	1,099,079

Operating costs	78,091	69,610	303,436	258,862
Selling, general, and administrative expenses	165,349	122,247	557,596	439,176

Operating income	86,949	97,951	433,315	401,041

Investment income, net	4,283	6,957	16,469	30,503

Income before income taxes	91,232	104,908	449,784	431,544

Income taxes	29,827	33,568	146,834	138,092

Net income	$61,405	$71,340	$302,950	$293,452

Basic earnings per share	$.16	$.19	$.80	$.78

Diluted earnings per share	$.16	$.19	$.80	$.78

Weighted-average common shares outstanding	377,813	376,558	377,371	376,263

Weighted-average shares assuming dilution	379,864	378,376	379,524	378,083

Cash dividends per common share	$.12	$.11	$.47	$.44

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

(B)	Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on reported consolidated earnings.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2004	2003
ASSETS
Cash and cash equivalents	$219,492	$79,871
Corporate investments	304,348	301,328
Interest receivable	22,564	22,787
Accounts receivable, net	135,764	118,512
Deferred income taxes	25,646	—
Prepaid income taxes	1,962	600
Prepaid expenses and other current assets	16,938	11,503

Current assets before funds held for clients	726,714	534,601
Funds held for clients	2,553,733	2,498,041

Total current assets	3,280,447	3,032,642
Other assets	8,207	7,057
Property and equipment, net	171,346	159,039
Intangible assets, net	84,551	98,342
Goodwill	405,652	393,703

Total assets	$3,950,203	$3,690,783

LIABILITIES
Accounts payable	$22,589	$22,213
Accrued compensation and related items	87,344	70,388
Deferred revenue	3,650	3,645
Deferred income taxes	—	7,488
Other current liabilities	53,096	18,169

Current liabilities before client fund deposits	166,679	121,903
Client fund deposits	2,555,224	2,465,622

Total current liabilities	2,721,903	2,587,525
Deferred income taxes	14,396	7,045
Other long-term liabilities	13,931	18,842

Total liabilities	2,750,230	2,613,412

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares Issued: 377,968 at May 31, 2004 and 376,698 at May 31, 2003	3,780	3,767
Additional paid-in capital	227,164	198,713
Retained earnings	971,738	846,196
Accumulated other comprehensive (loss)/income	(2,709)	28,695

Total stockholders’ equity	1,199,973	1,077,371

Total liabilities and stockholders’ equity	$3,950,203	$3,690,783

(A)	The combined funds held for clients and corporate investment portfolio balances reflected net unrealized losses of $4.2 million at May 31, 2004, compared with net unrealized gains of $45.0 million at May 31, 2003. During fiscal 2004, the net unrealized gain/loss position ranged from a net unrealized loss of $7.6 million to a net unrealized gain of $49.6 million. The net unrealized loss position of the Company’s investment portfolios was approximately $6.8 million at June 21, 2004.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are generally amortized over periods ranging from five to twelve years using either accelerated or straight-line methods. Goodwill recorded from the fiscal 2003 and fiscal 2004 acquisitions will not be amortized, but will be tested for impairment on an ongoing basis. The Company’s business is largely homogeneous and substantially all of the goodwill is associated with one reporting unit.